                                                                    EXHIBIT 99.1





CONTACT:  Michael Berman                             FOR IMMEDIATE RELEASE
          (312) 279-1496                             October 17, 2005



                                STRONG HOME SALES
                            ELS UPDATES 2006 GUIDANCE

         CHICAGO, IL - OCTOBER 17, 2005 - Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and nine months ended September 30, 2005.

     a)  Financial Results

         For the third quarter of 2005, Funds From Operations (FFO) were $15.9 million or $0.53 per share on a fully diluted basis, compared to $11.9 million or $0.40 per fully diluted share for the same period in 2004. For the nine months ended September 30, 2005, FFO were $58.5 million or $1.95 per share on a fully diluted basis, compared to $40.3 million or $1.38 per fully diluted share for the same period in 2004.

         Net income available to common stockholders totaled $1.1 million or $0.04 per fully diluted share for the quarter ended September 30, 2005. This compares to net loss available to common stockholders of ($0.9 million) or ($0.04) per fully diluted share for the third quarter of 2004. Net income available to common stockholders totaled $12.3 million or $0.52 per fully diluted share for the nine months ended September 30, 2005. This compares to net income available to common stockholders of $4.1 million or $0.17 per fully diluted share for the nine months ended September 30, 2004. See the attachment to this press release for reconciliation of FFO and FFO per share to net income and net income per share, respectively, the most directly comparable GAAP measures.

     b)  Portfolio Performance

         Third quarter 2005 property operating revenues were $76.8 million, compared to $72.2 million in the third quarter of 2004. Property operating revenues for the nine months ended September 30, 2005 were $236.4 million, compared to $210.4 million for the same period in 2004.

         For the three months ended September 30, 2005, our Core(1) properties' operating revenues increased approximately 4.1 percent, while operating expenses increased approximately 3 percent over the same period in 2004. Net Core operating income increased approximately 5 percent over the same period last year (approximately 2.7 percent after removing the effect of an insurance reserve taken in the third quarter of 2004). For the nine months ended September 30, 2005, our Core properties' operating revenues increased approximately 3.8 percent, while operating expenses increased approximately 5 percent. Net Core operating


------------------
(1) Properties we owned for the same period in both years.

income increased approximately 3 percent over the same period last year. On a year-to-date basis, our Core resort net operating income increased approximately
8.6 percent on a 4.4 percent increase in revenues.

         For the quarter ended September 30, 2005, the Company had 199 new home sales, a 48 percent increase over the quarter ended September 30, 2004. Gross revenues from home sales were approximately $15.7 million for the quarter ended September 30, 2005, compared to approximately $12.6 million for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, the Company had 512 new home sales, a 48 percent increase over the same period in 2004. Gross revenues from home sales were approximately $43.4 million for the nine months ended September 30, 2005, compared to approximately $30.7 million for the same period in 2004. Our ancillary income increased from $2.4 million to $3.5 million on a year-to-date basis due to our 2004 acquisitions.

         The combination of general administrative costs and Rent Control Initiatives increased from $2.5 million for the quarter ended September 30, 2004 to approximately $3.7 million for the quarter ended September 30, 2005. On a year-to-date basis, these costs increased from $8.0 million to $11.0 million. We have added resources to manage our growth and continue to experience increased costs due to the changing regulatory environment.

     c)  Acquisitions

         Our acquisitions contributed $0.15 per share of fully diluted FFO in the third quarter of 2005 compared to $0.07 per share of fully diluted FFO in the third quarter of 2004. For the nine months ended September 30, 2005, our 2004 acquisitions contributed $0.62 per share of fully diluted FFO compared to $0.13 per share for the same period in 2004. Income from the Thousand Trails portfolio continues to contribute FFO of approximately $2 million or $0.07 per fully diluted share per quarter.

         During the quarter ended September 30, 2005, the Company purchased six resort properties containing approximately 3,500 sites located in the Northeast for approximately $81 million. The acquisitions contain over 100 acres of land available for future expansion.

     d)  Dispositions

         We currently have seven all-age properties held for disposition and are in various stages of negotiations for sale of same. The Company plans to reinvest its sale proceeds or reduce outstanding line of credit debt with the sale proceeds.

     e)  Balance Sheet

         During the quarter, we refinanced two mortgage loans totaling $34 million at a rate of 4.95 percent per annum. We used the net proceeds to pay down five other secured financings, which were maturing next year.

          Our average long-term debt balance was $1.6 billion in the quarter, with a weighted average interest rate of approximately 6.1 percent per annum. Our unsecured debt balance consists of $112.8 million outstanding of a $120 million term loan with a fixed interest rate of approximately 4.7 percent per annum, and $68.2 million outstanding on our lines of credit, which have a current availability of approximately $92 million. Interest coverage was approximately 1.8 times in the quarter.

          The Company has initiated the process to refinance approximately $293 million of secured debt maturing in 2007 with an effective interest rate of 6.8 percent per annum. The transaction is expected to generate approximately $340 million in proceeds from loans secured by individual mortgages on 20 properties, and is expected to close in the fourth quarter. Excess proceeds will be used to defease debt on two cross-collateralized loan pools consisting of 35 properties, and to repay amounts borrowed under the Company's lines of credit. The blended interest rate on the refinancing is approximately 5.30 percent per annum. The transaction costs will impact the fourth quarter by approximately $23 million or $0.74 in FFO per fully diluted share.

         As a result of the changes in the law relating to deferred compensation plans, the Company, subject to the final approval of the Company's Management Committee, has determined that it will terminate its Supplemental Retirement Savings Plan by the end of 2005. Termination of the plan will result in taxable distribution to the applicable participants, who will receive the assets that are held in their plan account, net of withholding taxes. These assets include approximately 900,000 shares of ELS common stock in the aggregate, including approximately 825,000 shares of ELS common stock held in the plan accounts of ELS' executive officers and directors. All of the shares of ELS common stock held in plan accounts that are distributed will be freely tradeable without restriction or further registration under the federal securities laws, except for shares held in the plan accounts of executive officers and directors, which will be subject to the manner and volume of sale requirements of Rule 144 under the Securities Act. Termination of the Plan will have no effect on results of operations and no material impact on the Company's balance sheet.

     f)  Guidance

         ELS management projects fully diluted FFO per share before early debt retirement charges, noted above, to be in the range of $0.53 to $0.55 for the fourth quarter of 2005. Guidance has been impacted by increases in utility costs and property taxes above the rate of inflation and marketing costs relating to customer loyalty programs initiated this quarter. In addition, other factors impacting this guidance include i) the mix of site usage within the Company's portfolio; ii) the Company's yield management on its short term resort sites;
iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2005 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as hurricanes; iv) potential acquisitions, investments and dispositions; and v) rent control initiatives and other legal defense costs. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

         Preliminary guidance for 2006 fully diluted FFO per share is projected to be in the range of $2.75 to $2.85.

         We expect our Core portfolio to perform in line with historical norms. We anticipate revenue growth of approximately 4 percent and expense growth to reflect the Consumer Price Index. Utility costs and property taxes are expected to rise greater than the rate of inflation. We anticipate our sales performance to be in line with our current year's performance. We anticipate the interest expense savings from the upcoming $340 million refinancing will be partially offset by additional costs associated with marketing initiatives, continued investment in additional resources to manage our growth and increased interest expense associated with floating rate debt. We have not assumed a use of proceeds for our free cash flow.

         Factors impacting this guidance include i) the mix of site usage within the Company's portfolio; ii) the Company's yield management on its short term resort sites; iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2006 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as hurricanes; iv) potential acquisitions, investments and dispositions; and v) Rent Control Initiatives and other legal defense costs. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate", "expect", "believe", "intend", "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. ELS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 285 quality properties in 28 states and British Columbia consisting of 106,492 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

         A live webcast of the Company's conference call discussing these results will be available via the Company's website in the Investor Info section at www.mhchomes.com at 10:00 a.m. Central time on October 18, 2005. The conference call will not have any prerecorded remarks and will be limited to questions and answers from interested parties.

                                       ###

         Tables follow

                        EQUITY LIFESTYLE PROPERTIES, INC.
                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                 QUARTERS ENDED               NINE MONTHS ENDED
                                                            SEPT. 30,       SEPT 30,      SEPT. 30,       SEPT 30,
                                                              2005            2004          2005            2004
                                                            ---------      ---------      ---------      ---------
PROPERTY OPERATIONS:
  Community base rental income ........................     $  53,507      $  52,219      $ 159,467      $ 152,529
  Resort base rental income ...........................        16,855         14,167         55,964         39,460
  Utility and other income ............................         6,479          5,793         20,996         18,411
                                                            ---------      ---------      ---------      ---------
     Property operating revenues ......................        76,841         72,179        236,427        210,400

  Property operating and maintenance ..................        26,153         24,513         76,969         67,745
  Real estate taxes ...................................         6,200          5,920         18,659         17,002
  Property management .................................         4,198          3,316         11,813          9,585
                                                            ---------      ---------      ---------      ---------
     Property operating expenses ......................        36,551         33,749        107,441         94,332
                                                            ---------      ---------      ---------      ---------
     Income from property operations ..................        40,290         38,430        128,986        116,068

HOME SALES OPERATIONS:
  Gross revenues from inventory home sales ............        15,706         12,568         43,393         30,691
  Cost of inventory home sales ........................       (13,534)       (10,817)       (38,104)       (26,945)
                                                            ---------      ---------      ---------      ---------
     Gross profit from inventory home sales ...........         2,172          1,751          5,289          3,746
  Brokered resale revenues, net .......................           678            536          2,095          1,621
  Home selling expenses ...............................        (2,290)        (2,155)        (6,527)        (6,381)
  Ancillary services revenues, net ....................           967            759          3,479          2,392
                                                            ---------      ---------      ---------      ---------
     Income from home sales and other .................         1,527            891          4,336          1,378

OTHER INCOME AND EXPENSES:
  Interest income .....................................           311            309            994          1,076
  Other corporate income ..............................         4,233            335         12,629            959
  Equity in income of unconsolidated joint ventures ...         2,891            906          7,435          3,710
  General and administrative ..........................        (3,512)        (2,110)       (10,197)        (6,689)
  Rent Control Initiatives ............................          (194)          (375)          (807)        (1,295)
                                                            ---------      ---------      ---------      ---------
     Operating income (EBITDA) ........................        45,546         38,386        143,376        115,207

  Interest and related amortization ...................       (25,302)       (23,802)       (75,304)       (66,972)
  Early debt retirement ...............................          (482)           ---           (482)           ---
  Income from discontinued operations .................           383            577          1,556          1,783
  Depreciation on corporate assets ....................          (243)          (427)          (682)        (1,231)
  Income allocated to Preferred OP Units ..............        (4,017)        (2,825)        (9,929)        (8,459)
                                                            ---------      ---------      ---------      ---------
     FUNDS FROM OPERATIONS (FFO) ......................     $  15,885      $  11,909      $  58,535      $  40,328

  Depreciation on real estate and other costs .........       (13,984)       (12,440)       (41,243)       (34,195)
  Depreciation on unconsolidated joint ventures .......          (517)          (249)        (1,341)          (724)
  Depreciation on discontinued operations .............           ---           (318)          (329)        (1,004)
  Gain on sale of properties ..........................           ---            ---            ---            638
  Income allocated to Common OP Units .................          (293)           234         (3,335)          (937)
                                                            ---------      ---------      ---------      ---------
     NET INCOME (LOSS) ................................     $   1,091      $    (864)     $  12,287      $   4,106
                                                            =========      =========      =========      =========

NET INCOME (LOSS) PER COMMON SHARE - BASIC ............     $    0.04      $   (0.04)     $    0.53      $    0.18
NET INCOME (LOSS) PER COMMON SHARE - FULLY DILUTED ....     $    0.04      $   (0.04)     $    0.52      $    0.17
                                                            ---------      ---------      ---------      ---------

FFO PER COMMON SHARE - BASIC ..........................     $    0.54      $    0.41      $    1.99      $    1.41
FFO PER COMMON SHARE - FULLY DILUTED ..................     $    0.53      $    0.40      $    1.95      $    1.38
                                                            ---------      ---------      ---------      ---------

Average Common Shares - Basic .........................        23,097         22,829         23,038         22,747
Average Common Shares and OP Units - Basic ............        29,405         29,335         29,357         28,661
Average Common Shares and OP Units - Fully Diluted ....        30,149         29,846         30,008         29,188
                                                            ---------      ---------      ---------      ---------

                        EQUITY LIFESTYLE PROPERTIES, INC.
                                   (UNAUDITED)



                                                                   AS OF                   AS OF
                                                                SEPTEMBER 30,           DECEMBER 31,
         TOTAL SHARES AND OP UNITS OUTSTANDING:                     2005                    2004
                                                             ------------------      ------------------
         Total Common Shares Outstanding................           23,111,622             22,937,192
         Total Common OP Units Outstanding..............            6,260,031              6,340,805



         SELECTED BALANCE SHEET DATA:                          SEPTEMBER 30,            DECEMBER 31,
                                                                   2005                    2004
                                                             (amounts in 000's)      (amounts in 000's)
                                                             ------------------      ------------------
         Total real estate, net.........................       $    1,784,870         $    1,712,923
         Cash and cash equivalents......................       $        9,156         $        5,305
         Total assets (1)...............................       $    1,978,939         $    1,886,289

         Mortgage notes payable.........................       $    1,460,862         $    1,417,251
         Unsecured debt.................................       $      181,000         $      235,800
         Total liabilities..............................       $    1,719,854         $    1,719,674
         Minority interest..............................       $      213,176         $      134,771
         Total stockholders' equity.....................       $       45,909         $       31,844




         MANUFACTURED HOME SITE AND                                QUARTERS ENDED                NINE MONTHS ENDED
         OCCUPANCY AVERAGES:                                   SEPT. 30,      SEPT. 30,       SEPT. 30,      SEPT. 30,
                                                                 2005           2004            2005           2004
                                                             ------------    -----------    ------------    -----------
         Total Sites...................................          42,781          42,638         42,757          42,220
         Occupied Sites................................          38,581          38,903         38,634          38,621
         Occupancy %...................................           90.2%           91.2%          90.4%           91.5%
         Monthly Base Rent Per Site....................      $   462.28      $   447.42     $   458.63      $   438.82
         Core* Monthly Base Rent Per Site..............      $   465.05      $   443.10     $   461.39      $   439.10

         (*) Represents rent per site for properties owned in both periods of comparison.




                                                                   QUARTERS ENDED                NINE MONTHS ENDED
                                                               SEPT. 30,      SEPT. 30,       SEPT. 30,      SEPT. 30,
         HOME SALES (2):                                         2005            2004           2005           2004
                                                             ------------    -----------    ------------    -----------
         New Home Sales Volume (3).....................             199             134            512             345
         New Home Sales Gross Revenues.................      $   14,885      $   11,732     $   40,741      $   27,594

         Used Home Sales Volume........................              68              94            206             284
         Used Home Sales Gross Revenues................      $      821      $      836     $    2,652      $    3,097

         Brokered Home Resale Volume...................             376             331          1,184           1,065
         Brokered Home Resale Revenues, net............      $      678      $      536     $    2,095      $    1,621


         (1) Includes hurricane related costs recoverable from insurance providers of $5.7 million.
         (2) Results of continuing sales operations.
         (3) Quarter and nine months ended September 30, 2005 includes 37 and 50 third-party sales, respectively.

                        EQUITY LIFESTYLE PROPERTIES, INC
                                   (UNAUDITED)


ANNUAL REVENUE RANGES:                                                                                            Approximate
                               Total Sites          Total Sites          Total Sites          Total Sites            Annual
                           (rounded to 100's)   (rounded to 100's)   (rounded to 100's)   (rounded to 100's)   Revenue Range (1)
                           ------------------   ------------------   ------------------   ------------------   -----------------
                                 9/30/05              6/30/05              3/31/05             12/31/04

Community sites (2)......         45,300               45,200               45,200              45,200         $5,400-$5,500 (3)
Resort sites:
  Annuals................         15,500               13,100               13,100              13,100         $3,000-$3,200
  Seasonal...............          8,200                7,600                7,600               7,200         $1,800-$1,900
  Transient..............          6,400                5,600                5,600               6,000         $2,000-$2,200
  Thousand Trails........         17,900               17,900               17,900              17,900              (4)
Joint Ventures...........         13,300               12,300               11,800              11,800              (5)
                                 -------              -------              -------             -------
                                 106,600              101,700              101,200             101,200
                                 =======              =======              =======             =======

         (1) All Ranges exclude utility and other income.
         (2) Includes 2,466 sites from discontinued operations.
         (3) Based on occupied sites. Average occupancy as of 12/31/04 was approximately 90%.
         (4) 17,911 sites are reserved for Thousand Trails members pursuant to a sale-leaseback agreement with Thousand Trails Operations Holding Company, L.P. with an annual rent of $16 million.
         (5) Joint Venture income is included in equity in income from unconsolidated joint ventures.



FUNDS AVAILABLE FOR DISTRIBUTION (FAD):                     QUARTERS ENDED               NINE MONTHS ENDED
                                                       SEPT. 30,      SEPT. 30,       SEPT. 30,      SEPT. 30,
                                                          2005           2004            2005           2004
                                                      ------------    -----------    ------------    -----------
Funds from operations..............................   $   15,885      $   11,909     $   58,535      $   40,328
Non-revenue producing improvements to real estate..       (3,683)         (2,991)        (9,016)         (9,498)
                                                      ------------    -----------    ------------    -----------
  Funds available for distribution.................   $   12,202      $    8,918     $   49,519      $   30,830
                                                      ============    ===========    ============    ===========

FAD per Common Share - Basic.......................   $     0.41      $     0.30     $     1.69      $     1.08
FAD per Common Share - Fully Diluted...............   $     0.40      $     0.30     $     1.65      $     1.06
                                                      ------------    -----------    ------------    -----------


         "Funds from Operations ("FFO") is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

         FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution ("FAD") is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT's operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions."